EXHIBIT 2.2

AMENDED AND RESTATED
AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

WYNDCREST DD HOLDINGS, INC.

DD ACQUISITION SUBSIDIARY, INC.

DIGITAL DOMAIN, INC.

and

CERTAIN PARTICIPATING STOCKHOLDERS

Dated as of May 12, 2006

Table of Contents

Page

ARTICLE I : THE MERGER	1

1.1. Effective Time of the Merger	1
1.2. Closing	2
1.3. Effects of the Merger	2
1.4. Conversion of Company Stock and Sub Stock	2
1.5. Merger Consideration	3
1.6. Closing Deliveries	3
1.7. No Further Ownership Rights in Company Securities	5

ARTICLE II : REPRESENTATIONS AND WARRANTIES OF COMPANY	5

2.1. Organization and Qualification	5
2.2. Certificate of Incorporation and Bylaws	5
2.3. Capital Structure; Approval of Merger; Notice to Stockholders	6
2.4. No Conflict; Required Filings and Consents	7

ARTICLE II-A: REPRESENTATIONS AND WARRANTIES OF PARTICIPATING STOCKHOLDERS	8

2A.1 Authority; No Conflict; Enforceability; Ownership	8

ARTICLE III : REPRESENTATIONS OF PARENT AND SUB	8

3.1. Organization and Qualification	8
3.2. Authority	8
3.3. No Conflict; Required Filings and Consents	9

ARTICLE IV : INTENTIONALLY OMITTED	9

ARTICLE V : INTENTIONALLY OMITTED	9

ARTICLE VI : ADDITIONAL AGREEMENTS	9

6.1. Intentionally Omitted	9
6.2. Intentionally Omitted	9
6.3. Expenses	9
6.4. Additional Agreements	9
6.5. Public Announcements; Confidentiality	10

6.6. Preparation and Filing of Tax Returns and Payment of Taxes	10
6.7. Intentionally Omitted	11
6.8. Non-Solicitation	11
6.9. Technology Agreement Termination	11
6.10. Termination of Agreements among Shareholders	12

ARTICLE VII : INDEMNIFICATION	12

7.1. Parent and Surviving Corporation Claims	12
7.2. Participating Stockholder Claims	13
7.3. Third Party Claims	13
7.4. No Waiver	14
7.5. Binding Effect	14
7.6. Remedies	15
7.7. Basket and Cap	15
7.8. No Contribution	15
7.9. Actions by Participating Stockholders; Stockholder Committee	15
7.10. Equitable Remedies	16

ARTICLE VIII : INTENTIONALLY OMITTED	16

ARTICLE IX : CERTAIN DEFINED TERMS.	16

ARTICLE X : MISCELLANEOUS	18

10.1. Entire Agreement	18
10.2. Governing Law	18
10.3. Notices	18
10.4. Severability	23
10.5. Assignment	23
10.6. Counterparts	23
10.7. Amendment	23
10.8. Extension, Waiver	23
10.9. Construction	24
10.10. Jurisdiction and Venue; Waiver of Jury Trial	24
10.11. Prevailing Party Attorneys’ Fees	25

10.12. Tax Treatment of Transactions	25
10.13. General Release	25
10.14. Acknowledgement Regarding Original Agreement	26
10.15. Survival	26

List of Exhibits

Exhibit A-1	Delaware Certificate of Merger
Exhibit A-2	Amended Certificate of Incorporation of Company
Exhibit A-3	Amended Bylaws of Company
Exhibit B	Form of Note
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Guaranty
Exhibit E	FIRPTA Certificate
Exhibit F	Participating Stockholder Consent
Exhibit G	Letter of Transmittal

Index of Defined Terms

Page

(a)	Affiliate	16
(b)	Agreement	1
(c)	Assets	16
(d)	Board	7
(e)	Closing	2
(f)	Closing Date	2
(g)	Common Stock	2
(h)	Company	1
(i)	Company Material Adverse Effect	16
(j)	Company Options	6
(k)	Company Securities	2
(l)	Company Stock	2
(m)	Company Subsidiary	5
(n)	Contract	17
(o)	Control	17
(p)	Covenant Expiration Date	17
(q)	Delaware Certificate of Merger	2
(r)	DGCL	1
(s)	Effective Time	2
(t)	Excepted Claims	14
(u)	Founders’ Shareholder Agreement	6
(v)	Governmental Entities	7
(w)	Guaranteed Amount	3
(x)	Guaranties	3
(y)	Guaranty	3
(z)	know	17
(aa)	knowledge	17
(bb)	known	17
(cc)	Law	7
(dd)	Lien	17
(ee)	LOI	10
(ff)	Loss	12
(gg)	Merger	1
(hh)	Merger Consideration	3
(ii)	Note	3
(jj)	Notes	3
(kk)	Original Agreement	1
(ll)	Parent	1
(mm)	Participating Stockholder	17
(nn)	Percentage Share	3
(oo)	Person	17
(pp)	Pledge Agreement	3
(qq)	Pledge Agreements	3
(rr)	Post-Closing Patent	12
(ss)	Pre-Closing Patents	11
(tt)	Preferred Stock	2
(uu)	Releasees	25
(vv)	Releasing Parties	25
(ww)	Shareholder Agreements	6
(xx)	Shareholders’ Agreement	6
(yy)	Stock Plan	6
(zz)	Stockholder Committee	17
(aaa)	Stockholder Consents	4
(bbb)	Sub	1
(ccc)	Subsidiaries	18
(ddd)	Subsidiary	18
(eee)	Surviving Corporation	2
(fff)	Surviving Obligations	15
(ggg)	Technology Agreement	11
(hhh)	Third Party Claim	13
(iii)	Transfer Taxes	10

v

AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION, dated as of May 12, 2006 (this “Agreement”), is made by and among WYNDCREST DD HOLDINGS, INC., a Delaware corporation (“Parent”), DD ACQUISITION SUBSIDIARY, INC., a wholly owned subsidiary of Parent and a Delaware corporation (“Sub”), DIGITAL DOMAIN, INC., a Delaware corporation (“Company”), and, as to certain specified Sections and Articles of this Agreement only, the Participating Stockholders. Certain capitalized terms used herein are defined in Article IX. An index of the terms defined herein can be found commencing on page v of this Agreement.

RECITALS

A. Reference is hereby made to that certain Agreement and Plan of Reorganization dated as of February 21, 2006, by and among the Company, an Affiliate of Parent, Sub and the Participating Stockholders, which agreement expired in accordance with its terms on March 31, 2006 (the “Original Agreement”).

B. The Board of Directors of each of the Company, Parent and Sub has approved the merger (the “Merger”) of the Sub with and into the Company in accordance with the terms and conditions of this Agreement and determined that the Merger is advisable and in the best interests of its stockholders, and has approved, adopted and declared advisable this Agreement and the transactions contemplated hereby.

C. The Company, Parent and Sub desire to make certain representations, warranties, covenants and agreements in connection with, and establish various conditions precedent to, the Merger.

INTENDING TO BE LEGALLY BOUND THEREBY, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Parent, Sub and the Company, and the Participating Stockholders as to the Sections and Articles of this Agreement specified above their signatures hereto, hereby agree as follows:

ARTICLE I : THE MERGER

1.1.  Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined infra) Sub shall be merged with and into the Company and the separate corporate existence of Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”). As soon as practicable following the Closing (as defined infra), the Company and Parent will cause a Certificate of Merger in the form of Exhibit A-1 attached hereto (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective on the Closing Date (as defined infra) at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (the “Effective Time”).

1.2.  Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., Los Angeles time, on May 8, 2006 (the “Closing Date”) at the offices of Bryan Cave LLP, 120 Broadway, 3rd Floor, Santa Monica, California 90401, unless another time, date, or place is agreed to in writing by the parties.

1.3.  Effects of the Merger. At the Effective Time, (i) Sub will be merged with and into the Company (the Company after the Merger is sometimes referred to herein as the “Surviving Corporation”), (ii) the Certificate of Incorporation of the Company shall be amended in its entirety to read as set forth in Exhibit A-2 attached hereto, (iii) the Bylaws of the Company shall be amended in their entirety to read as set forth in Exhibit A-3 attached hereto, (iv) the directors of Sub will become the directors of the Surviving Corporation, (v) the officers of Sub will become the officers of the Surviving Corporation, and (vi) the outstanding certificates for the issued and outstanding shares of capital stock of Sub shall thenceforth represent that number of shares of Common Stock of the Surviving Corporation determined pursuant to Section 1.4; and from and after the Effective Time, the Merger will have all the effects provided for by applicable law.

1.4.  Conversion of Company Stock and Sub Stock. As of the Effective Time, each of the issued and outstanding shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share, Series B Convertible Preferred Stock, par value $0.01 per share, and Series C Convertible Preferred Stock, par value $0.01 per share (collectively, the “Preferred Stock”), by virtue of the Merger, without any action on the part of the holder thereof, will be converted into the right to receive the Merger Consideration (as defined infra) with respect thereto as set forth in Section 1.5. The Preferred Stock and the Common Stock (as defined infra) are sometimes referred to together as “Company Stock,” and the issued and outstanding shares thereof, together with any unexercised options to purchase Common Stock, as “Company Securities.” At the Effective Time, each of the issued and outstanding shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), shall be cancelled without any action on the part of the holder thereof, and without any payment by the Company to the holder thereof in respect thereof being required. A table indicating the amount of Merger Consideration allocable to each holder of Company Stock is set forth on Schedule 1.4(a). The Stock Plan (as defined infra) shall not be terminated as a result of the Merger, and the Company Options (as defined infra) outstanding immediately prior to the Effective Time shall continue to be outstanding from and after the Effective Time in accordance with the provisions of the Stock Plan and the respective terms of any option agreements entered into between the Company and the holders of such options prior to the Effective Time. As of the Effective Time, each of the issued and outstanding shares of Sub’s Common Stock, par value $.0001 per share, by virtue of the Merger, without any action on the part of the holder thereof, will be converted into one share of Common Stock of the Surviving Corporation.

1.5.  Merger Consideration. The “Merger Consideration” consists of (i) cash in the aggregate amount of $4,500,000 payable at Closing and (ii) an aggregate amount of $30,000,000 in original principal amount of promissory notes, issued by Sub in favor of the Participating Stockholders, in the form of Exhibit B attached hereto (individually, a “Note” and, collectively, the “Notes”). The Notes shall have a maturity date of December 31, 2006, shall accrue interest at a rate of 10% per annum, and shall be secured by the collateral described in the Pledge Agreements executed by Parent in favor of the Participating Stockholders in the form attached hereto as Exhibit C (individually, a “Pledge Agreement” and, collectively, the “Pledge Agreements”), and the payment obligations thereunder shall be guaranteed in the aggregate amount of $9,000,000 (the “Guaranteed Amount”) by John C. Textor, pursuant to Guaranties in the form of Exhibit D attached hereto (individually, a “Guaranty” and, collectively, the “Guaranties”). Each Participating Stockholder will be entitled to receive that percentage of the aggregate Merger Consideration as is set forth across from his or its name on Schedule 1.5 (each, a “Percentage Share”). At Closing, Parent shall transfer the cash portion of the Merger Consideration to the Participating Stockholders in accordance with their respective Percentage Shares, Sub shall issue and deliver the Notes to the Participating Stockholders, with the aggregate principal amount of such Notes to be allocated among the Participating Stockholders in accordance with their respective Percentage Shares, Parent shall execute and deliver to each of the Participating Stockholders the applicable Pledge Agreement, together with the stock certificates evidencing all of the shares of the capital stock of the Surviving Corporation constituting the collateral thereunder, with such shares to be allocated among the Participating Stockholders in accordance with their respective Percentage Shares, and John C. Textor shall issue and deliver the Guaranties to the Participating Stockholders, with the Guaranteed Amount to be allocated among the Participating Stockholders in accordance with their respective Percentage Shares. It is hereby acknowledged and agreed by the Company that, upon and after the Effective Time, the Notes will ipso jure become obligations of the Company, as the Surviving Corporation in the Merger.

1.6.  Closing Deliveries.

(a)  Deliveries by the Company. At the Closing, the Company will deliver to Parent each of the following:

(i) Opinions of Counsel. An opinion dated as of the Closing Date of Milbank, Tweed, Hadley & McCloy LLP, counsel to the Company, and of Potter Anderson & Corroon LLP, Delaware law counsel to the Company, in each case, in form and substance satisfactory to Parent and its counsel;

(ii) FIRPTA Certificate. An affidavit executed by the Company in the form of Exhibit E attached hereto; and

(iii) Landlord Consent. A written consent from the lessors under each of the Company’s real property leases, in form and substance satisfactory to Parent and its counsel.

(b)  Stockholder Consents. At the Closing, each of the Participating Stockholders will deliver to Parent his or its executed written consent to the Merger and the transactions contemplated by this Agreement in the form attached hereto as Exhibit F (collectively, the “Stockholder Consents”).

(c)  Letter of Transmittal; Merger Consideration. At the Closing, each Participating Stockholder will deliver to Parent a letter of transmittal in the form of Exhibit G attached hereto and instructions for its use in effecting the surrender of the Preferred Stock held by him or it against payment therefor pursuant to the terms of this Article I. Upon surrender of the appropriate documents in respect of a Participating Stockholder’s Preferred Stock to Parent, together with such letter of transmittal duly executed, such Participating Stockholder will be entitled to receive on the Closing Date in exchange therefor such holder’s respective Percentage Share of the Merger Consideration, the cash amount of which will be paid by Parent to each Participating Stockholder by wire transfer, and the surrendered securities will be canceled. No interest will be paid or accrued on the cash payable upon the surrender of such securities.

If the delivery of the Merger Consideration is to be made to an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization or any other person other than the Participating Stockholder in whose name Preferred Stock is registered on the stock records of the Company, it will be a condition of such delivery that (i) the documentation representing such Preferred Stock so surrendered will be properly endorsed or otherwise in proper form for transfer and (ii) the Participating Stockholder requesting such delivery will pay any transfer or other taxes required by reason of the delivery to a person other than the registered holder of the Preferred Stock surrendered or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 1.6(c), each issued and outstanding share of Preferred Stock will, from and after the Effective Time, represent only the right to receive the Merger Consideration provided for by this Article I with respect thereto, without any interest on the cash portion thereof.

(d)  Deliveries by Parent. At the Closing, Parent will deliver, or, as applicable, cause Sub or John C. Textor to deliver, to each Participating Stockholder each of the following: (i) such Participating Stockholder’s respective Percentage Share of the cash portion of the Merger Consideration, by wire transfer in immediately available U.S. currency funds, (ii) such Participating Stockholder’s Note, as executed by Sub, (iii) such Participating Stockholder’s Guaranty, as executed by John C. Textor, (iv) such Participating Stockholder’s Pledge Agreement, as executed by Parent and (v) an opinion dated as of the Closing Date of Bryan Cave LLP, counsel to Parent, Sub and John C. Textor, with respect to the due execution, delivery and enforceability of the Note, the Pledge Agreement and the Guaranty executed in favor of such Participating Stockholder, in form and substance satisfactory to such Participating Stockholder and his or its counsel.

1.7.  No Further Ownership Rights in Company Securities. The Merger Consideration to be delivered to the Participating Stockholders at the Closing as described herein will be deemed to have been delivered in full satisfaction of all rights pertaining to the Company Securities respectively accruing to the Participating Stockholders. From and after the Closing Date, there will be no transfers on the stock transfer books of the Company, and as of the Effective Time all shares of the Company Stock will be cancelled. Specifically, upon consummation of the Merger, certificates that immediately prior to the Effective Time represented outstanding Company Stock shall cease to represent any rights with respect thereto and, subject to applicable Law (as defined infra) and this Agreement, such certificates shall only represent the right to receive the Merger Consideration relating thereto, if any.

ARTICLE II : REPRESENTATIONS AND WARRANTIES OF COMPANY

The Company hereby represents and warrants to Parent and Sub as follows as of the date of this Agreement:

2.1.  Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company listed on Schedule 2.1 is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Except as set forth in Schedule 2.1, the Company and each such Subsidiary (each, a “Company Subsidiary”) has all requisite corporate power and authority to own, lease and operate its Assets and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature or level of the business conducted by it, or the ownership, leasing or use of its Assets, makes such qualification necessary. Except as set forth in Schedule 2.1, the Company has no Subsidiaries, does not, directly or indirectly, own or control any investment or interest (whether in the form of debt or equity) in any other person, and owns all of the issued and outstanding capital stock of or other equity interests in each Company Subsidiary.

2.2.  Certificate of Incorporation and Bylaws. The Company has provided to Parent complete and correct copies of (i) the Company’s Certificate of Incorporation and Bylaws, and the equivalent organizational documents for each Company Subsidiary, in each case as amended or restated, as in effect as of the Closing Date, (ii) the minute books relating to all meetings of stockholders, board of directors and committees of the Company and each Company Subsidiary, (iii) all stock transfer books of the Company and each Company Subsidiary, and (iv) a list of the current officers and directors of the Company and each Company Subsidiary. The Company has made available to Parent complete and correct copies of all stock certificate books of the Company and each Company Subsidiary. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws (or equivalent organizational documents), in each case as amended or restated. In addition, such minute books (containing the record of meetings of the stockholders, the board of directors and any committees of the board of directors), stock certificate books and stock transfer books of the Company and each Company Subsidiary accurately reflect the actions and matters required to be contained therein.

2.3.  Capital Structure; Approval of Merger; Notice to Stockholders.

(a)  The authorized capital stock of the Company consists of (i) 200,000,000 shares of Common Stock, of which 2,304,350 shares are issued and outstanding, and (ii) 150,000,000 shares of Preferred Stock, of which 33,333,334 have been designated as Series A Convertible Preferred Stock, of which 33,333,334 are issued and outstanding, 33,333,334 of which have been designated as Series B Convertible Preferred Stock, of which 33,333,334 are issued and outstanding, and 33,333,334 of which have been designated as Series C Convertible Preferred Stock, of which 33,333,334 are issued and outstanding. As of the date hereof, 11,839,580 shares of Common Stock are reserved for issuance upon the exercise of employee stock options under the Company’s 1995 Stock Option Plan (the “Stock Plan”), and options for a total of 6,535,500 shares of Common Stock have been granted and remain outstanding under the Stock Plan (the “Company Options”). As to the holder of any Company Option(s), Schedule 2.3(a) sets forth: (i) the name of the holder; (ii) the number of shares of Common Stock covered by such Company Option(s); (iii) the exercise price(s) applicable to such Company Option(s); (iv) the date(s) of grant applicable thereto; and (v) the number of Company Options vested, if any, applicable thereto. Other than the Company Options, there are no other outstanding options, warrants, rights or other securities convertible into or exercisable for any equity securities of the Company or any Company Subsidiary issued or, to the knowledge of the Company, outstanding, and no Company Securities are held by the Company in its treasury. Other than the Company Securities, there are no outstanding securities issued by the Company. True and complete copies of the Stock Plan, the Shareholders’ Agreement dated as of February 20, 1996, as amended (the “Shareholders’ Agreement”), the Founders’ Shareholder Agreement dated as of February 20, 1996 (the “Founders’ Shareholder Agreement”), and the Registration Rights Agreement dated as of February 20, 1996 (together with the Shareholders’ Agreement and the Founders’ Shareholder Agreement, the “Shareholder Agreements”), in each case as amended or restated, and all other agreements and instruments setting forth the rights of all Company Securities, have been delivered to Parent or its counsel.

(b)  All of the issued and outstanding shares of the Company Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Company’s Certificate of Incorporation or Bylaws or any agreement to which the Company is a party or bound, other than the Shareholders’ Agreement. There are no bonds, debentures, notes or other indebtedness, issued or outstanding which (i) have the right to vote (or are convertible or exercisable into securities having the right to vote) with holders of Common Stock or Preferred Stock on any matter, or (ii) are or will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby. Except as disclosed in Schedule 2.3(b), there are no options, warrants, calls or other rights (including subscription rights or registration rights), agreements, proxies, voting rights agreements, voting trusts, arrangements or commitments of any character, presently outstanding, which (i) obligate the Company or any Company Subsidiary to issue, deliver or sell shares of its capital stock or debt securities, (ii) obligate the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call or other such right, agreement, proxy, voting trust, arrangement or commitment, (iii) obligate the Company to repurchase, redeem or otherwise acquire any shares of Company Stock, or (iv) to the knowledge of the Company, relate to the issued capital stock of, or other outstanding equity interests in, the Company.

(c)  The Company has all requisite corporate power and authority to execute and deliver this Agreement and, assuming due authorization by the Company’s stockholders, to perform its obligations hereunder and to consummate the Merger. The Company’s Board of Directors (the “Board”) has unanimously determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of the Company and has unanimously recommended that the stockholders of the Company approve this Agreement and adopt the Merger. The action taken by the Board constitutes approval of the Merger and the other transactions contemplated hereby by the Board for purposes of Section 203 of the DGCL, such that the restrictions of Section 203 of the DGCL do not apply to this Agreement or the transactions contemplated by this Agreement. The execution and delivery of the Stockholder Consents, as delivered to Parent at Closing, constitute approval of this Agreement and the Merger by the stockholders of the Company in accordance with the applicable provisions of the DGCL and the Company’s Certificate of Incorporation and Bylaws. No other corporate proceeding or approval is required on the part of the Company to consummate the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other parties hereto, constitutes the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

2.4.  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company’s Certificate of Incorporation or Bylaws, in each case as amended or restated, or (ii) except as would not reasonably be expected to have a Company Material Adverse Effect, conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, guidance, policy, judgment or decree (collectively, “Law”) that is applicable to the Company or by which any of its properties is bound or to which any of its properties is subject. None of the restrictions in any “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the Law of the State of Delaware or the State of California or other applicable Law is applicable to the Merger or any of the other transactions contemplated by this Agreement.

(b)  The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require the Company to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental, regulatory or quasi-governmental authority, domestic or foreign (collectively, “Governmental Entities”), based on applicable Law and/or other requirements of Governmental Entities, except for the filing of the Delaware Certificate of Merger with the Delaware Secretary of State.

ARTICLE II-A: REPRESENTATIONS AND WARRANTIES OF PARTICIPATING STOCKHOLDERS

2A.1 Authority; No Conflict; Enforceability; Ownership. Each Participating Stockholder hereby represents and warrants, severally with respect to himself or itself only, to Parent and Sub as follows as of the date of this Agreement: (a) such Participating Stockholder has the legal capacity, power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder; (b) the execution of this Agreement by such Participating Stockholder does not, and the performance by such Participating Stockholder of the obligations contemplated by this Agreement shall not, conflict with, or result in any violation of, any of its charter documents, if applicable, and/or any Law applicable to such Participating Stockholder; (c) assuming the due authorization, execution and delivery of the Agreement by the other parties hereto, this Agreement constitutes the legal, valid and binding obligation of such Participating Stockholder in accordance with its terms; and (d) all of the Company’s issued and outstanding shares of Preferred Stock referenced in the Letter of Transmittal delivered by such Participating Stockholder to Parent at the Closing are owned by him or it, and his or its entire holdings thereof are accurately set forth on said Letter of Transmittal.

ARTICLE III : REPRESENTATIONS OF PARENT AND SUB

The Parent and Sub hereby represent and warrant, jointly and severally, to the Company and the Participating Stockholders as follows as of the date of this Agreement:

3.1.  Organization and Qualification. Parent is a corporation and is duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has all requisite power and authority to own, lease and operate its Assets and to carry on its business as it is now being conducted, and each is duly qualified and in good standing to do business in each jurisdiction in which the nature or level of the business conducted by it or the ownership or leasing or its activities regarding its Assets or business makes such qualification necessary.

3.2.  Authority. Parent and Sub each have all requisite corporate power and authority to execute and deliver this Agreement, to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Parent and Sub, and no other corporate proceeding on the part of either Parent or Sub is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, respectively, and, assuming the due authorization, execution and delivery thereof by the Company and the other parties hereto, constitutes the legal, valid and binding obligations of Parent and Sub, respectively, enforceable in accordance with its terms.

3.3.  No Conflict; Required Filings and Consents.

(a)  The execution and delivery of this Agreement by Parent and Sub do not, and the performance of this Agreement by them will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or Sub, (ii) conflict with or violate any Law applicable to Parent or Sub or by which any of their respective Assets is bound, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on, any of the Assets of Parent or Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their respective Assets is bound.

(b)  The execution and delivery of this Agreement by Parent or Sub do not, and the performance of this Agreement by Parent or Sub will not, require it to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entities, except for the filing of the Delaware Certificate of Merger with the Delaware Secretary of State.

ARTICLE IV : INTENTIONALLY OMITTED

ARTICLE V  : INTENTIONALLY OMITTED

ARTICLE VI : ADDITIONAL AGREEMENTS

6.1.  Intentionally Omitted.

6.2.  Intentionally Omitted.

6.3.  Expenses. Except as expressly provided herein, each of the parties will bear all costs and expenses, including, without limitation, fees and disbursements of attorneys, accountants, consultants, and any other representative or agent retained by such party, incurred by such party in connection with this Agreement and the transactions contemplated hereby.

6.4.  Additional Agreements. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, Assets, rights, approvals, immunities and franchises of the Company, the proper officers and directors (or similar officials) of each entity which is a party to this Agreement and each individual who is a party to this Agreement will take all such reasonably necessary or desirable action.

6.5.  Public Announcements; Confidentiality. Neither Parent, the Company nor either of the foregoing party’s representatives or agents, will disseminate any press release or other announcement concerning this Agreement or the transactions contemplated hereby to any third party (except to the directors, officers and employees of the parties to this Agreement whose direct involvement is necessary for the consummation of the transactions contemplated by this Agreement, or to the attorneys and accountants of the parties hereto, or as Parent determines in good faith to be required by the federal securities laws after consultation with the Company, or as expressly provided for by this Agreement) without the prior written consent of such other party, which consent will not be unreasonably withheld or delayed. From and after the Effective Time, Parent and the Surviving Corporation shall maintain in confidence the identities of the Prior Parties (as defined in the Letter of Intent dated as of December 28, 2005, by and between the Company and an Affiliate of Parent (the “LOI”)). Notwithstanding the foregoing, Parent shall not be prohibited from discussing this Agreement and the transactions contemplated hereby with potential financing sources on the terms permitted by the LOI.

6.6.  Preparation and Filing of Tax Returns and Payment of Taxes.

(a)  Tax Returns. Parent shall be responsible for causing the Company to prepare and timely file all tax returns of the Company that are required to be filed after the Effective Time, and shall cause the Company to pay all taxes required to be paid as reflected thereon.

(b)  Cooperation on Tax Matters. Parent and the Participating Stockholders will reasonably cooperate, as and to the extent reasonably requested by the other party, in connection with the filing of tax returns pursuant to this Section 6.6 and any audit, litigation or other proceeding with respect to the taxes of the Company. Such cooperation will include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided however, that neither any Participating Stockholder nor Parent shall be required to provide to any other party any copies of its tax returns. The Participating Stockholders agree to provide Parent upon the Closing with all Company books and records in their possession with respect to tax matters relating to any taxable period before the Closing (including any extensions thereof).

(c)  Transfer Taxes. All transfer, documentary, sales, use, value added, stamp, registration and other such taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred by the Company in connection with this Agreement or the transactions contemplated hereby (except to the extent solely incident to any financing arrangements made by Parent or Sub in connection with effecting the Merger, and excluding any such taxes resulting from transactions effected after the Effective Time), if any, shall be paid 50% by Parent and 50% by the Participating Stockholders in accordance with their respective Percentage Shares when due, and the Participating Stockholders shall, at their own expense, file all necessary tax returns and other documentation with respect to all such Transfer Taxes. All Transfer Taxes, if any, incurred by any Participating Stockholder, individually as a Participating Stockholder, in connection with this Agreement or the transactions contemplated hereby, shall be paid by such Participating Stockholder when due.

6.7.  Intentionally Omitted.

6.8.  Non-Solicitation. Each Participating Stockholder agrees that it will (a) during the period commencing on the date hereof and expiring on the applicable Covenant Expiration Date, refrain from, either alone or in conjunction with any other person, or directly or indirectly through its or his Affiliates, recruiting, employing, engaging or seeking to employ or engage any person who had been an employee of the Company or any of its Affiliates (other than International Business Machines Corporation or Cox DDI, Inc.) at any time between January 1, 2006 and the Closing Date, inclusive, (b) during the period commencing on the date hereof and expiring on the third anniversary of the Closing Date, refrain from, either alone or in conjunction with any other person, or directly or indirectly through its or his Affiliates, soliciting, inducing or attempting to induce any customer, vendor, supplier or other contracting counterparty of the Company to terminate its, his or her contractual relationship with the Company; provided that bidding in good faith for a contractual relationship with a customer of the Company (with respect to work or services to be performed outside of the scope of the Company’s existing contractual relationship with said customer) shall not in and of itself be deemed violative of the forgoing clause (b). It is acknowledged and agreed that nothing in Section 6.8(a) shall prohibit any Participating Stockholder or its or his Affiliates at any time following the first anniversary of the Closing Date from (i) hiring any individual who responds to a generalized solicitation for employees through regionally (no region being smaller geographically than Southern California) or nationally directed media advertisements, (ii) hiring any individual who approaches a Participating Stockholder, or any Affiliate thereof, in request of employment without any solicitation whatsoever having been made by such Participating Stockholder or its or his Affiliate thereof, as the case may be, or (iii) hiring any individual who had received notice of termination from the Company prior to the time such individual contacted the Participating Stockholder, or any Affiliate thereof, with regard to prospective employment. For purposes of this Section 6.8 only, the term “Affiliates,” solely when used of Cox DDI, Inc. and International Business Machines Corporation, shall mean only their respective Subsidiaries and other controlled Affiliates.

6.9.  Technology Agreement Termination. Reference is hereby made to (a) that certain Technology Agreement dated as of April 23, 1993 between International Business Machines Corporation and the Company and (b) that certain Acknowledgement Regarding Technology Agreement dated as of February 20, 1996 between such parties (collectively, the “Technology Agreement”). International Business Machines Corporation and the Company hereby acknowledge and agree that, as of the Closing Date, the Technology Agreement shall be terminated, without further action of the parties, and the only surviving right of International Business Machines Corporation thereunder shall be the royalty-free right of International Business Machines Corporation to use any patents issued to the Company as of the Closing Date which it otherwise would have the royalty-free right to use under the Technology Agreement (the “Pre-Closing Patents”). It is further acknowledged and agreed by International Business Machines Corporation that all Intellectual Property (except for such royalty-free rights under the Pre-Closing Patents) created under the Technology Agreement shall be owned solely by the Company and, if (a) International Business Machines Corporation has any rights thereto, it hereby assigns and transfers all of same to the Company (other than such royalty-free rights under the Pre-Closing Patents), and (b) the Company is issued any patent covering any such Intellectual Property following the Closing Date (each a “Post-Closing Patent”), such patent, as between International Business Machines Corporation and the Company and their respective Affiliates, shall be owned exclusively by the Company. In the event that the Company, in its sole discretion, elects to commercially license to third-parties on a non-exclusive basis, one or more Post-Closing Patents, International Business Machines Corporation shall have the right to license such Post-Closing Patents from the Company on terms comparable to those provided to the third-party licensees of such Post-Closing Patents.

6.10.  Termination of Agreements among Shareholders. Without intending to derogate from the generality of Section 10.13, each of the Company and each Participating Stockholder hereby agrees and acknowledges that each of the Shareholder Agreements shall cease to be of any force and effect, and no party thereto shall have any rights or duties thereunder, from and after the Closing.

ARTICLE VII : INDEMNIFICATION

7.1.  Parent and Surviving Corporation Claims. From and after the Effective Time, each Participating Stockholder shall, severally, but not jointly, and, with respect to clauses (i) and (iv) infra, in proportion to his or its respective Percentage Share, defend, indemnify and hold harmless the Surviving Corporation and Parent from and against any and all losses, damages, liabilities, claims, demands, judgments, settlements, costs and expenses of any nature whatsoever (including reasonable attorneys’ fees) (collectively, “Loss”), resulting from or arising out of any: (i) breach of any representation or warranty of the Company contained in Article II; (ii) breach by and only by such Participating Stockholder of any representation or warranty of such Participating Stockholder contained in Section 2A.1; (iii) breach by and only by such Participating Stockholder of any of his or its obligations pursuant to Sections 6.8 and 6.9; and (iv) failure of the stockholder information materials in the form delivered in writing to Parent on the date hereof (in the form so delivered, the "Materials") to comply with the applicable provisions of the DGCL, including, without limitation, Sections 228(e) and 262(d)(2) thereof; provided, however, that no Participating Stockholder shall have any liability pursuant to this clause (iv) unless and only if (A) the Company properly and timely mails, in compliance with the applicable provisions of the DGCL, the Materials, in the form delivered on the date hereof (subject to the Company’s obligation prior to such mailing to attach thereto as part of Annex C thereof the financial statements of the Company for its 2004 and 2005 fiscal years, as audited by PricewaterhouseCoopers (“PWC”), or, if such audited financial statements for the Company’s 2005 fiscal year are not delivered by PWC to the Company prior to the mailing of the Materials, the Company’s financial statements for its 2004 fiscal year, as audited by PWC, and the Company’s unaudited financial statements for its 2005 fiscal year, as prepared by the Company’s management most recently prior to the Closing), to all of the holders of record of Common Stock at the respective addresses reflected in the Company's stock record books on the date hereof, (B) such Loss results solely from the demand of appraisal rights or quasi-appraisal rights by any such holder after the 20-day period referenced in Section 262(d)(2) of the DGCL, (C) the demand by such holder was permitted, notwithstanding the passage of such 20-day period, solely as a result of the failure of the Materials to comply with the applicable provisions of the DGCL, (D) such failure was not attributable to information contained in or omitted from the Materials with respect to Parent or Sub or any of their Affiliates (exclusive of the Company), Parent's plans relating to the business, management or operations of the Company following the Closing, or prospects, forecasts or estimates for the Company following the Closing, (E) such Loss or Third Party Claim (as defined infra) related thereto is not in any way based upon, in whole or in part, information disseminated or created by or on behalf of Parent or Sub or any of their Affiliates (which shall not include the Company prior to the Closing) or any of their agents or representatives, whether prior to, on or after the date hereof, and (F) such failure was not attributable to historical financial statements or financial projections of or related financial information for the Company contained in or omitted from the Materials. No claim for indemnification pursuant to this Section 7.1 or Section 7.3 may be made subsequent to the date 18 months after the Closing Date or in respect of a Loss for which Parent or the Surviving Corporation has otherwise been previously reimbursed by the Participating Stockholders; provided, however, that the expiration period hereunder that will apply to claims arising out of or based on breaches of Surviving Obligations (as defined infra) and other Excepted Claims (as defined infra) shall be the period ending on the final date of the statute of limitations period pertaining thereto under applicable Law.

7.2.  Participating Stockholder Claims. Parent, Sub and the Surviving Corporation shall, jointly and severally, defend, indemnify and hold harmless each of the Participating Stockholders from and against any Loss resulting from or arising out of any breach of any representation, warranty, covenant or agreement of Parent or Sub contained herein. No claim for indemnification pursuant to this Section 7.2 may be made subsequent to the date 18 months after the Closing Date or in respect of a Loss for which said Participating Stockholder had been previously reimbursed by Parent, or Sub or the Surviving Corporation.

7.3.  Third Party Claims.

(a)  From and after the Effective Time, if any third party notifies Parent or the Surviving Corporation with respect to any third party claim (a “Third Party Claim”) that may give rise to a Loss subject to indemnification pursuant to Section 7.1, then Parent will promptly notify in writing the Participating Stockholders thereof; provided, however, that no delay on the part of Parent in notifying the Participating Stockholders will relieve the Participating Stockholders from any obligation hereunder unless (and then solely to the extent that) the Participating Stockholders are prejudiced by such delay.

(b)  The Participating Stockholders, through the Stockholder Committee, will have the right, at their sole cost and expense, to defend Parent against the Third Party Claim with counsel selected by the Stockholder Committee and reasonably satisfactory to Parent, so long as: (i) the Stockholder Committee so notifies Parent in writing within 15 days of the Third Party Claim becoming known to all of the Participating Stockholders, acknowledging that such claim is in respect of a Loss described in Section 7.1; (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Surviving Corporation; (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of Parent, likely to establish a precedential custom or practice materially adverse to the continuing business interests of Parent; and (iv) the Participating Stockholders conduct the defense of the Third Party Claim actively and diligently.

(c)  So long as the Participating Stockholders are conducting the defense of the Third Party Claim in accordance with Section 7.3(b), (i) Parent may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (ii) Parent will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Stockholder Committee (which consent will not be withheld or delayed unreasonably); and (iii) the Participating Stockholders will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of Parent (which consent will not be withheld or delayed unreasonably).

(d)  In the event that any of the conditions in Section 7.3(b) is or becomes unsatisfied, (i) Parent may defend against the Third Party Claim in any manner it reasonably may deem appropriate; provided, however, that Parent will not consent to the entry of any judgment or enter into any settlement or agreement to settle a Third Party Claim without the prior written consent of the Stockholder Committee, which consent will not be unreasonably withheld; and (ii) the Participating Stockholders will remain responsible for any Loss that Parent actually suffers resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the extent provided in this Article VII.

7.4.  No Waiver. The occurrence of the Closing will not in any way constitute a waiver by Parent or the Surviving Corporation of its rights to indemnification hereunder, regardless of whether Parent or the Surviving Corporation had knowledge of any breach, violation or failure of the condition constituting the basis of the Loss at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be material.

7.5.  Binding Effect. The indemnification obligations of the Participating Stockholders contained in this Article VII are an integral part of this Agreement, in the absence of which Parent would not have entered into this Agreement.

7.6.  Remedies. The indemnity provisions contained in this Article VII shall, from and after the Closing, be the sole and exclusive remedy of Parent and Sub to satisfy claims for breach of any representation, warranty, covenant or other provision of this Agreement, except for claims (“Excepted Claims”) against a Participating Stockholder arising out of or based on (i) fraud by said Participating Stockholder or (ii) the breach by the Company or said Participating Stockholder of any representation, warranty, covenant or agreement set forth in the following Sections (or identified portions thereof) (collectively, the “Surviving Obligations”): Section 2.3 (Capital Structure; Approval of Merger; Notice to Stockholders), the first sentence of Section 2.4(a) (No Conflict), Section 6.8 (Non-Solicitation) and Section 2A.1 (Authority, No Conflict; Enforceability; Ownership). From and after the Closing, the indemnity provisions contained in this Article VII shall be the sole and exclusive remedy of the Participating Stockholders to satisfy claims for breach of any representation, warranty, covenant or other provision of this Agreement, except for claims arising out of or based upon fraud.

7.7.  Basket and Cap. Other than with respect to Excepted Claims, which are not subject to pecuniary limitations except as provided below, Parent and the Surviving Corporation will not be entitled to seek indemnification under this Article VII unless and until the amount of all Losses subject to indemnification hereunder has accumulated to a threshold of $270,000.00, after which Parent and the Surviving Corporation will be entitled to the full amount of all such Losses, including amounts below such threshold. With respect to all Losses under this Article VII other than Excepted Claims, recourse against any Participating Stockholder shall be limited solely to offsetting the amount of such Loss from the amounts otherwise payable under the Note issued to such Participating Stockholder, in a maximum aggregate amount equal to nine percent (9%) of the original principal amount of such Note. With respect to all Losses under this Article VII that arise out of or are based upon Excepted Claims, recourse against any Participating Stockholder shall be limited solely to (1) first, offsetting from the amounts then remaining payable under the Note issued to such Participating Stockholder and (2) only thereafter recovering from the cash amounts actually received by such Participating Stockholder, provided, however, that in no event shall the direct payment obligation (separate and apart from the right of offset contemplated hereby) of any single Participating Stockholder pursuant to this Article VII exceed an amount equal to 100% of the Merger Consideration actually received in cash by such Participating Stockholder.

7.8.  No Contribution. The Participating Stockholders will have no right of contribution from the Surviving Corporation for amounts payable to Parent or Sub under this Article VII.

7.9.  Actions by Participating Stockholders; Stockholder Committee.

(a)  By virtue of their entering into this Agreement and accepting Merger Consideration, the Participating Stockholders agree that for all purposes under this Agreement, the Stockholder Committee shall act as the agent of and attorney-in-fact for the Participating Stockholders following the Closing. All actions taken by the Stockholder Committee pursuant to the terms of this Agreement shall be binding upon all Participating Stockholders and their successors as if expressly confirmed and ratified in writing by each of them, including, but not limited to, resolving any indemnification claims and obligations under this Article VII. The Parent, Sub or Surviving Corporation, as the case may by, shall have the absolute right in connection with any activities under this Agreement that relate to the Participating Stockholders to rely upon any writing which contains the signatures of the members of Stockholder Committee representing a simple voting majority (as determined pursuant to the definition of “Stockholder Committee” in Article IX), and to disregard any writing that contains less than that simple voting majority; provided, however, that the foregoing shall not affect any provision hereof that explicitly requires the approval of all of the Participating Stockholders.

(b)  A decision, act, consent or instruction of the Stockholder Committee shall constitute a decision of all the Participating Stockholders and shall be final, binding and conclusive upon each such Participating Stockholder, and Parent, Sub and the Surviving Corporation may rely upon any decision, act, consent or instruction of the Stockholder Committee as being the decision, act, consent or instruction of each and every such Participating Stockholder. Parent, Sub and the Surviving Corporation are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholder Committee. Parent, Sub and the Surviving Corporation may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Agreement by the Stockholder Committee.

7.10.  Equitable Remedies. Nothing in this Article VII shall be construed to limit the non-pecuniary equitable remedies of any party hereto in respect of any breach by any other party after the Closing of Section 6.4, Section 6.6(b) or (c), Section 6.8 or Section 6.9.

ARTICLE VIII : INTENTIONALLY OMITTED

ARTICLE IX : CERTAIN DEFINED TERMS. For purposes of this Agreement, the following terms will have the meanings respectively set forth below:

“Affiliate,” with respect to any person, means a second person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

“Assets” means any and all: (1) properties and contract rights; (2) intellectual property; (3) data, text, images, sounds, codes, computer programs, software, databases, mask works or the like and including collections and compilations of them (whether or not all or part of such is intellectual property) and all other information; (4) access or use rights; (5) all rights in Internet, worldwide web or similar addresses, uniform resource locators, domain names or the like and all applications and registrations therefor; and (6) other rights and assets of every nature whatsoever, whether real, personal or mixed, tangible or intangible.

“Company Material Adverse Effect” means any change or effect that, individually or when taken together with all other such changes or effects, is or is reasonably likely to be materially adverse to the business, properties, Assets, condition (financial or otherwise), liabilities, operations or prospects of the Company and its Subsidiaries, taken as a whole, at the time of such change or effect. A Company Material Adverse Effect will be deemed to exist if any event occurs prior to the Closing which causes or may reasonably be expected to cause or result in estimable monetary loss to the Company and its Subsidiaries, taken as a whole, which, individually or when aggregated with all other events, exceeds $150,000. The deemed existence of a Company Material Adverse Effect under such circumstances shall in no way affect the meaning of the word “material” and its variants as used in this Agreement otherwise than as a component of “Company Material Adverse Effect.”

“Contract” of any person means any contract, agreement, lease, license or instrument of any type whatsoever, whether written or oral, (i) to which such person is a party and by which such person either has made a binding undertaking to perform an obligation or is entitled to any property, information or right, or (ii) by which any of the Assets of such person are bound.

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, by Contract or otherwise.

“Covenant Expiration Date” means (a) the first anniversary of the Closing Date, with respect to administrative employees of the Company, and (b) the third anniversary of the Closing Date, with respect to creative and management employees of the Company.

“knowledge” “know” or “known” means, with respect to a particular fact or other matter, that (i) an individual is actually aware of such fact or other matter or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter; a person (other than an individual) will be deemed to have “knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such person (or in any similar capacity) has, or at any time had, knowledge of such fact or other matter.

“Lien” means any lien, charge, encumbrance, mortgage, conditional sale agreement, title retention agreement, financing lease, pledge or security interest of any kind or type and whether arising by Contract or under Law.

“Participating Stockholder” means each person who is a holder of Preferred Stock immediately prior to the Closing.

“person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity (or any department, agency, or political subdivision thereof) or any other entity.

“Stockholder Committee” means a committee formed by the Participating Stockholders, having as its five members one individual designated by each of the Participating Stockholders (and listed on Schedule 9), and acting, for all purposes of this Agreement, pursuant to the written consent of a simple voting majority (5 out of 9 votes) of its members. Each member of the Stockholder Committee shall have a single vote, provided that the designees of Cox DDI, Inc. and International Business Machines Corporation shall each have three votes. Each Participating Stockholder can remove and replace its designated member to the Stockholder Committee at any time upon notice to the other members, the Surviving Corporation and Parent.

“Subsidiary” or “Subsidiaries” of a person, means any corporation, partnership, joint venture or other legal entity of which the person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the capital stock or other equity interests which the holders thereof are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

ARTICLE X : MISCELLANEOUS

10.1.  Entire Agreement. This Agreement, including the exhibits and schedules delivered pursuant to this Agreement, contains all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersedes all prior agreements, negotiations, correspondence, undertakings, and communications of the parties, whether oral or written, respecting that subject matter, including, without limitation, the Original Agreement and the LOI.

10.2.  Governing Law.  The Merger will be governed by the law of the State of Delaware. Except as may be otherwise specified in the Notes, the Pledge Agreements and the Guaranties, all other aspects of this Agreement will be governed by, and construed in accordance with, the laws of the State of California as applied to agreements entered into and entirely to be performed within that state.

10.3.  Notices.  All notices and other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made as of the date delivered, mailed or faxed, and will be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested), or delivered by overnight delivery service (e.g., Federal Express), to the parties at the following addresses, or upon transmission, with confirmation from the sender’s machine thereof, if faxed to the fax numbers specified below:

(a)  If to Parent, Sub, or the Company after Closing:

Wyndcrest DD Holdings, Inc.
150 South U.S. Highway One, Suite 500
Jupiter, Florida 33477
Attention: John C. Textor
Phone No.: (561) 746-1489
Fax No.: (561) 746-1558

with a copy to:

Bryan Cave LLP
120 Broadway, 3rd Floor
Santa Monica, California 90401
Attention: D. Thomas Triggs
Phone No.: (310) 576-2100
Fax No.: (310) 576-2200

(b)  If to the Company prior to Closing:

Digital Domain, Inc.
300 Rose Avenue
Venice, California 90291
Attention: General Counsel
Phone No.: (310) 314-2985
Fax No.: (310) 314-2943

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa Street
Los Angeles, CA 90017
Attention: Neil J Wertlieb
Phone No: (213) 892-4410
Fax No: (213) 892-4710

(c)  If to the Participating Stockholders, to each of the following:

Cox DDI, Inc.
3993 Howard Hughes Parkway, Suite 250
Las Vegas, NV 89109
Attention: Assistant Secretary
Phone No.: (302) 651-8368
Fax No.: (302) 651-8446

With copies to

Cox DDI, Inc.
c/o Cox Enterprises, Inc.
6205 Peachtree Dunwoody Road
Atlanta, GA 30328
Attention: General Counsel
Phone No.: (678) 645-0830
Fax No.: (678) 645-1828

Dow, Lohnes & Albertson, PLLC
1200 New Hampshire Ave., NW,
Washington, DC 20036-6802
Attention: Edward J. O'Connell, Esq.
Phone No.: (202) 776-2000
Fax No.: (202) 776-2222

and

Milbank, Tweed, Hadley & McCloy LLP

601 S. Figueroa Street
Los Angeles, CA 90017
Attention: Neil J Wertlieb
Phone No: (213) 892-4410
Fax No: (213) 892-4710

International Business Machines Corporation
New Orchard Road
Armonk, New York 10504
Attention: David L. Johnson
Phone No.: (914) 499-5623
Fax No.: (914) 499-7803

With a copies to

International Business Machines Corporation
New Orchard Road
Armonk, New York 10504
Attention: Gregory C. Bomberger, Esq.
Phone No.: (914) 499-7392
Fax No.: (914) 499-6006

and

Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa Street
Los Angeles, CA 90017
Attention: Neil J Wertlieb
Phone No: (213) 892-4410
Fax No: (213) 892-4710

Scott Ross
2100 Abbot Kinney Blvd., #F
Venice, CA 90291
Phone: (310) 301-9568
Fax: (310) 301-9568

With copies to:

Morrison Forester LLP
1880 Century Park East, Ste. 1111
Los Angeles, CA 90067
Attn: M. Kenneth Suddleson
Phone: (310) 203-4005
Fax: (310) 203-4040

and

Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa Street
Los Angeles, CA 90017
Attention: Neil J Wertlieb
Phone No: (213) 892-4410
Fax No: (213) 892-4710

James Cameron
c/o Lightstorm Entertainment, Inc.
919 Santa Monica Blvd.
Santa Monica, CA. 90401
Phone 310/656-6125
Fax 310/656-6123

With copies to:

Greenberg Glusker Fields Claman Machtinger &  Kinsella
1900 Ave. of the Stars, Ste. 2100
Los Angeles, CA 90067
Attn: Bernard Shearer
Phone 310/201-7426
Fax 310/201-2326

and

Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa Street
Los Angeles, CA 90017
Attention: Neil J Wertlieb
Phone No: (213) 892-4410
Fax No: (213) 892-4710

Stan Winston
10727 Wilshire Blvd.
Unit 1604
Los Angeles, CA 90024
Phone No: (310) 470-3761
Fax No: (310) 470-3791

With copies to:

Stan Winston Studio
Attention: Laurie Charchut
7028 Valjean Ave.
Van Nuys, CA 91406
Phone 818/782-0870
Fax 818/782-0250

Greenberg Glusker Fields Claman Machtinger & Kinsella
1900 Ave. of the Stars, Ste. 2100
Los Angeles, CA 90067
Attn: Bernard Shearer
Phone 310/201-7426
Fax 310/201-2326

and

Milbank, Tweed, Hadley & McCloy LLP
601 S. Figueroa Street
Los Angeles, CA 90017
Attention: Neil J Wertlieb
Phone No: (213) 892-4410
Fax No: (213) 892-4710

Such addresses and fax numbers may be changed, from time to time, by means of a notice given in the manner provided above.

10.4.  Severability.  If any provision of this Agreement is held to be unenforceable for any reason, it will be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to their full extent.

10.5.  Assignment.  No party to this Agreement may assign, by operation of law or otherwise, all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of each of the other parties hereto, which consent may be withheld in the absolute discretion of any party asked to grant such consent. Any attempted assignment in violation of this Section 10.5 will be voidable and will entitle the other parties to this Agreement to terminate this Agreement at its option.

10.6.  Counterparts.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original and will bind the signatories, but all of which together will constitute but one and the same instrument.

10.7.  Amendment.  This Agreement may be amended only by an instrument in writing signed by the Company, Parent, Sub, and the Participating Stockholders.

10.8.  Extension, Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.

10.9.  Construction. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

10.10.  Jurisdiction and Venue; Waiver of Jury Trial.

(a)  Except as may be otherwise specified in the Notes, the Pledge Agreements and the Guaranties, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of California located in Los Angeles County and the Federal courts of the United States of America located in Los Angeles County, California solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be laid therein or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action, suit or proceeding shall be heard and determined in such a California State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute, and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.3 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)  EACH PARTY HERETO ACKNOWLEDGES AND AGREES, THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(b).

10.11.  Prevailing Party Attorneys’ Fees. In any judicial or arbitral action or proceeding commenced to construe or enforce this Agreement or the rights and duties of the parties hereunder, then the party prevailing in that action will be entitled to recover its attorneys’ fees and costs in that action or proceeding, as well as all costs and fees of any appeal or action to enforce any judgment entered therein.

10.12.  Tax Treatment of Transactions. The parties agree that all transactions contemplated herein will be reported for tax purposes consistently with the manner in which such transactions are characterized by this Agreement.

10.13.  General Release. Effective as of the Effective Time, each of the Participating Stockholders, for itself or himself and on behalf of its or his Affiliates and successors and assigns, and on behalf of its or his predecessors and successors in interest (collectively referred to as the “Releasing Parties”), hereby releases and discharges each of the Surviving Corporation and each other Participating Stockholder and each of their respective parents, subsidiaries and any other Affiliates, and each of their respective directors, officers, shareholders, agents, employees, heirs, legatees, devisees, executors, administrators, personal representatives, predecessors, successors and assigns, past and present, and each of them (collectively referred to as the “Releasees”) from, and covenants not to sue or otherwise institute or cause to be instituted, or maintain any legal or administrative proceedings against any Releasee with respect to, any and all Losses arising in any way from his or its status as a stockholder of the Company or his or its relationship to the Company or to the other Participating Stockholders in connection with the Company’s activities during the period prior to the Effective Time, of whatever kind or nature, at law, in equity or otherwise, whether now known or unknown; provided, however, that any and all such Losses arising solely in connection with this Agreement, and those specific items listed on Schedule 10.13, shall not be subject to the foregoing release; and provided, further, that the foregoing release shall not apply to any claims with respect to applicable policies of directors and officers, employment practices, fiduciary and employed lawyers professional liability or comparable liability insurance as in effect on the Closing Date. Each Releasing Party hereby waives any and all rights or benefits which it or he may have under Section 1542 of the California Civil Code, which provides that:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Having been fully informed of the provisions of California Civil Code Section 1542, each Releasing Party hereby represents and warrants to the other parties and each Releasee that (a) it or he understands the effect of this waiver and said Civil Code Section in connection with this Agreement, (b) that it or he is represented and has been advised by an independent attorney in connection with this release and this Agreement, and (c) it or he has made such investigation of the facts and circumstances surrounding the matters addressed herein as it or he deems necessary. Each Releasing Party further represents and warrants that it or he has not assigned, sold, transferred, or otherwise disposed of any of the causes of action, claims, or other matters released pursuant to this Section 10.13.

10.14.  Acknowledgement Regarding Original Agreement. The parties hereto acknowledge and agree that notwithstanding the prior execution and mutual delivery of the Original Agreement, this Agreement is intended to amend, restate and supersede in their entirety all the terms and conditions of such Original Agreement.

10.15.  Survival. The representations, warranties and agreements contained in this Agreement, other than the Surviving Obligations and the provisions of Article VII and Article X, will terminate on the date which is 18 months after the Closing Date. The Surviving Obligations and the provisions of Article VII and Article X will terminate on the expiration date of the respective statutory limitation period pertaining thereto under applicable Law.

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SIGNATURE PAGE - AMENDED AND RESTATED AGREEMENT AND
PLAN OF REORGANIZATION

IN WITNESS WHEREOF, the parties hereto have executed or caused this Amended and Restated Agreement and Plan of Reorganization to be duly executed as of the date first written above:

WYNDCREST DD HOLDINGS, INC. By: _________________________________ John C. Textor Co-Chairman	DIGITAL DOMAIN, INC. By: _________________________________ Its: _________________________________
DD ACQUISITION SUBSIDIARY, INC. By: _________________________________ John C. Textor Chairman
PARTICIPATING STOCKHOLDERS:

By executing below each of the undersigned agrees to be bound by the provisions of Sections 1.5, 1.6(b) and (c), 6.3, 6.4, 6.6, 6.8 and 6.10, and Articles II-A, VII and X, and International Business Machines Corporation additionally agrees to be bound by Section 6.9:

_________________________________
JAMES CAMERON

_________________________________
SCOTT ROSS

_________________________________
STAN WINSTON

SIGNATURE PAGE CON’T- AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION

INTERNATIONAL BUSINESS MACHINES CORPORATION

By:_________________________________
Its: _________________________________

COX DDI, INC.

By:_________________________________
Its: _________________________________